Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	Susan Neath - Porter Novelli Life Sciences
Investor Relations	Media
(610) 941-5675	(609) 529-0676
www.genaera.com	sneath@pnlifesciences.com

Genaera Corporation Announces Second Quarter Financial Results

Plymouth Meeting, PA — August 9, 2007 — Genaera Corporation (NASDAQ: GENR) today announced its financial results for the three- and six-month periods ended June 30, 2007. The net loss for the three-month period ended June 30, 2007 was $2.0 million, or $(0.11) per share basic and diluted, as compared to a net loss of $5.8 million, or $(0.50) per share basic and diluted, for the three-month period ended June 30, 2006. The net loss for the six-month period ended June 30, 2007 was $6.2 million, or $(0.35) per share basic and diluted, as compared to a net loss of $13.1 million, or $(1.14) per share basic and diluted, for the six-month period ended June 30, 2006.

Genaera’s research and development expenses for the three- and six-month periods ended June 30, 2007 were $3.1 million and $6.6 million, respectively, compared to $4.6 million and $10.8 million, respectively, for the same periods in 2006. The decrease was primarily due to a decrease in clinical and personnel costs as a result of the discontinuation of the EVIZON™ (squalamine lactate) program for the treatment of wet age-related macular degeneration, partially offset by an increase in personnel costs and manufacturing expenses related to the trodusquemine (MSI-1436) program for the treatment of obesity.

Genaera’s general and administrative expenses for the three- and six-month periods ended June 30, 2007 were $1.6 million and $3.1 million, respectively, compared to $1.5 million and $3.1 million, respectively, for the same periods in 2006. The increase in the three-month period ended June 30, 2007 was due principally to costs associated with the departure of an executive in the current year.

The Company’s cash, cash equivalents and short-term investment balance was $26.3 million at June 30, 2007.

“The second quarter was pivotal for Genaera,” said Jack Armstrong, President and Chief Executive Officer of Genaera. “We completed a comprehensive strategic review of our organization and defined a clear strategy to focus resources on our two core assets, MSI-1436 for obesity and type 2 diabetes and the anti-IL-9 asthma program partnered with MedImmune, Inc./Astra Zeneca. We are pleased by the commitment both companies have demonstrated to advance the anti-IL-9 program through the announced initiation of additional planned Phase 2 studies throughout the second half of 2007. During this quarter, we dosed our first patient with

MSI-1436 in the first Phase 1 trial (Study 101) in healthy overweight and obese volunteers, and presented exciting preclinical data at the American Diabetes Association. We continue to move MSI-1436 through the clinic and remain on track for initial Phase 1 results to be announced later this year. Our second quarter cash balance provides sufficient resources and runway necessary to take us through 2008 and proactively move the obesity program forward.”

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquemine (or MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a Phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune, Inc. for a second core program that is presently undergoing Phase 2 clinical testing. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding these preliminary results, clinical development plans and prospects for Genaera’s programs including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

GENAERA CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$2,403	$85	$2,610	$245

Costs and expenses
Research and development	3,089	4,590	6,559	10,750
General and administrative	1,639	1,495	3,071	3,102

	4,728	6,085	9,630	13,852

Loss from operations	(2,325)	(6,000)	(7,020)	(13,607)
Interest income	338	246	705	486

Loss before income taxes	(1,987)	(5,754)	(6,315)	(13,121)
Income tax benefit	—	—	147	—

Net loss	$(1,987)	$(5,754)	$(6,168)	$(13,121)

Net loss per share - basic and diluted	$(0.11)	$(0.50)	$(0.35)	$(1.14)

Weighted average shares outstanding - basic and diluted	17,449	11,556	17,446	11,511

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2007	December 31, 2006
Cash, cash equivalents and investments	$26,311	$33,806
Prepaid expenses and other current assets	1,187	629
Fixed assets, net	561	759
Other assets	56	56

Total assets	$28,115	$35,250

Current liabilities	$2,371	$2,427
Long-term liabilities	66	1,770
Stockholders’ equity	25,678	31,053

Total liabilities and stockholders’ equity	$28,115	$35,250